Date:	January 21, 2010

Contact:	William W. Traynham, Chief Financial Officer
434-773-2242
traynhamw@amnb.com

Traded:	NASDAQ Global Select Market	Symbol:	AMNB

AMERICAN NATIONAL BANKSHARES INC. REPORTS FOURTH QUARTER 2009 EARNINGS

•	Q4 net income of $2,169,000 and diluted EPS of $0.35 per share
•	Q4 net interest margin 3.88%
•	Average shareholders’ equity of $105.3 million represents 12.93% of assets

Danville, VA -- American National Bankshares Inc. (NASDAQ:  AMNB), parent company of American National Bank and Trust Company, today announced  fourth quarter 2009 net income of $2,169,000 compared to $1,683,000 for the same quarter in 2008, a 28.9% increase.  Basic earnings per share were $0.36 for the 2009 quarter compared to $0.28 for the 2008 quarter.  Diluted earnings per share were $0.35 for the 2009 quarter compared to $0.28 for the 2008 quarter. This net income produced returns on average assets of 1.07% and on average equity of 8.24%.  For the quarter, return on tangible equity was 11.03%.
Net income for 2009 was $6,810,000 compared to $8,021,000 for 2008, a 15.1% decline. Earnings per share, basic and diluted, were $1.12 for 2009 compared to $1.32 basic and $1.31 diluted for 2008. Earnings for 2009 were adversely impacted by a first quarter $1.2 million pre-tax charge writing down other real estate owned and increased FDIC premiums and a FDIC special assessment.

Financial Performance and Overview
      Charles H. Majors, President and Chief Executive Officer, stated, “We are very pleased with our fourth quarter earnings. Our income was almost $2.2 million, a 29% improvement over the fourth quarter 2008. This increase was driven by improved net interest income, a diminished need for loan loss provision, strong secondary market mortgage fee income and ongoing cost containment.
           “For the year just ended, our net income was $6.8 million. We were disappointed that the earnings were down 15% from 2008, but in the context of the year’s events we believe that the Bank had a good year.
“During 2009 we experienced continued historically low interest rates and an ongoing massive deleveraging in the commercial and consumer sectors of the economy. The result was a 7.6% decline in the size of our loan portfolio and virtually no dollar increase in our net interest income.
“Trust income was down mostly as a result of wide swings in the stock market and, therefore, the market value of assets under management.
“Service charge income declined as a result of decreasing fee income related to overdrafts.
“Secondary market mortgage income boomed during the year, fueled by low interest rates and a newly enacted home buyers’ tax credit.
“One of the largest factors impacting income was a $1.2 million write down related to foreclosed real estate.
“Our noninterest expenses for 2009 increased $1.2 million or 5.4%, over 2008. However, the FDIC deposit insurance premium increase and special assessment accounted for $1 million of that increase.
Majors concluded, “We are just beginning to see some possible signs of an uptick in demand for loans. The economic recovery may well be painfully slow, but our Bank is ready, willing and able to help our market areas move as quickly as possible to more normal levels of economic activity.”

Capital
American National’s capital ratios are among the highest in its peer group.  For the fourth quarter of 2009, average shareholders’ equity was 12.93% of average assets.

Credit Quality Measurements
Nonperforming assets ($3.6 million of non-accrual loans and $3.4 million of foreclosed real estate) were well below industry averages and represented 0.87% of total assets at December 31, 2009, compared to 0.91% at December 31, 2008.  During the fourth quarter, non-accrual loans increased $536,000 to $3.6 million. During the same period foreclosed real estate decreased $1.1 million to $3.4 million.
The allowance for loans losses was $8.2 million or 1.55% of loans at December 31, 2009, compared to 1.37% at December 31, 2008. Net charge offs were 0.24% for 2009 compared to 0.21% for 2008.

Net Interest Income
Net interest income, on a taxable equivalent basis, increased to $7,208,000 in the fourth quarter of 2009 from $6,933,000 in fourth quarter of 2008, an increase of 4.0%.  Net interest income has been adversely impacted by historically low market interest rates and shifts between categories of earning assets. The Bank has compensated for that impact by reducing the cost of its interest bearing liabilities. The Company’s net interest margin improved two basis point (0.03%) in the fourth quarter 2009 compared to the same quarter in 2008. However, for the year, the margin declined six basis points (0.06%).

Noninterest Income
Noninterest income totaled $1,937,000 in the fourth quarter of 2009, compared with $1,875,000 in the fourth quarter of 2008, a 3.3% increase.  Noninterest income was negatively impacted by $253,000 in losses on disposition of $1.1 million in other real estate owned during the quarter.  However significant increases in secondary market mortgage income and smaller increases in other categories offset that negative impact.

Noninterest Expense
Noninterest expense totaled $5,524,000 in the fourth quarter of 2009, compared to $5,547,000 in the fourth quarter of 2008, a 0.4% decrease.  The major factor impacting noninterest expense was deposit insurance costs. During the fourth quarter the Bank incurred costs of $202,000 compared to $92,000 for the prior year quarter, a 119% increase. For the year, FDIC costs increased $1,006,000 or 558%  over the prior year. These increases were due primarily to industry-wide conditions which resulted in increased FDIC costs for all member Banks.

About American National
American National Bankshares Inc. is a Bank holding company with assets of $809 million.  Headquartered in Danville, Virginia, it is the holding company of American National Bank and Trust Company, a community Bank serving Southern and Central Virginia and the northern portion of Central North Carolina with nineteen Banking offices.  The Bank also manages an additional $413 million of assets in its Trust and Investment Services Division.  Additional information is available on the Bank’s website at www.amnb.com.  The shares of American National Bankshares Inc. are traded on the NASDAQ Global Select Market under the symbol “AMNB.”

Forward-Looking Statements
This press release may contain “forward-looking statements,” within the meaning of federal securities laws that involve significant risks and uncertainties. Statements herein are based on certain assumptions and analyses by the Company and are factors it believes are appropriate in the circumstances. Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to: changes in interest rates; changes in accounting principles, policies, or guidelines; significant changes in the economic scenario; significant changes in regulatory requirements; and significant changes in securities markets.  Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language in the Company’s most recent Form 10-K report and other documents filed with the Securities and Exchange Commission. American National Bankshares Inc. does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.